POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the person whose signature appears below, being a director or officer of Pruco Life Insurance Company ("Pruco Life"), constitutes and appoints Mary K. Johnson, Richard H. Kirk, Douglas S. Morrin, Douglas E. Scully and Lynn K. Stone, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, and to do any and all things and execute any and all instruments that such attorneys-in-fact may deem necessary or advisable under any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with where applicable: Registration statements of the appropriate forms prescribed by the Securities and Exchange Commission, and any other periodic documents and reports required under the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all amendments thereto executed on behalf of Pruco Life filed with the Securities and Exchange Commission for the Registrations listed on Schedule A.

IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of March, 2019.

/s/Christine Knight
Christine Knight
Director

Schedule A

Pruco Life Flexible Premium Variable Annuity Account (Reg. No. 811-07325) and flexible premium deferred annuity contracts (Reg. Nos. 333-162673, 333-162680, 333-130989, 333-144639, 333-170466, 333-184887, 333-184888, 333-184890, 333-184541, 333-192701, and additional initial registration statements on Form N-4 anticipated to be filed in the second quarter of 2019);

Pruco Life Insurance Company - Market Value Adjustment (Reg. Nos. 333-220097, 333-220099, 333-220116, and 333-220118).